                                                          Registration No. 33 -
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               ------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                        AMERICAN STANDARD COMPANIES INC.
             (Exact name of registrant as specified in its charter)


                      DELAWARE                     13-3465896
          (State or other jurisdiction of       (I.R.S. Employer
          incorporation or organization)       Identification No.)



                             ONE CENTENNIAL AVENUE
                                 P.O. BOX 6820
                       PISCATAWAY, NEW JERSEY 08855-6820
                    (Address of Principal Executive Offices
                              including Zip Code)


                        AMERICAN STANDARD COMPANIES INC.
                              STOCK INCENTIVE PLAN
                            (Full title of the Plan)


                            RICHARD A. KALAHER, ESQ.
                  VICE PRESIDENT, GENERAL COUNSEL & SECRETARY
                             ONE CENTENNIAL AVENUE
                                 P.O. BOX 6820
                       PISCATAWAY, NEW JERSEY 08855-6820
                                 (908) 980-6000
           (Name, address and telephone number of agent for service)

                        CALCULATION OF REGISTRATION FEE
==============================================================================


                                 Proposed        Proposed
                                 maximum          maximum
Title of                         offering        aggregate        Amount of
securities to   Amount to be      price          offering        registration
be registered   registered(1)  per share(2)       price(2)           fee
-------------   -------------  ------------      ---------        ------------

Common Stock,     7,604,475      $29.6875      $225,757,851.56      $77,848
par value
$.01 per share

===============================================================================

(1) Consists of shares of Common Stock and an equal number of tandem Rights to be issued under the American Standard Companies Inc. Stock Incentive Plan (the "Plan"). Such undeterminable number of additional shares as may be issuable pursuant to the operation of the recapitalization provisions of the Plan are hereby also registered.

(2) Computed pursuant to Rule 457(h) solely for the purpose of determining the registration fee, based upon the average of the high and low sale prices of the Registrant's Common Stock as reported on the New York Stock Exchange on September 27, 1995.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         Pursuant to the Securities Act of 1933 ("Securities Act") and the regulations promulgated thereunder, the document or documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission as part of this Form S-8 Registration Statement and, therefore, are not set forth herein.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference

                 Incorporated by reference in this Registration Statement are the following documents heretofore filed by American Standard Companies Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

                 (a) The Company's latest annual report filed pursuant to Sections 13(a) or 15(d) of the Exchange Act;

                 (b)      All other reports filed by the Company pursuant to
                          section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

                 (c) The description of the Company's Common Stock, par value $.01 per share (the "Common Stock"), contained in a registration statement filed under the Exchange Act, and any amendment or report filed for the purpose of updating such description.

                 (d) The description of the Company's preferred share purchase rights (the "Rights") contained in a report filed by the Company pursuant to Section 13 or 15(d) of the Exchange Act and any amendment or report filed to update such description.

                 All documents subsequently filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the dates of filing of such documents.

Item 4.          Description of Securities

                 Not applicable.

Item 5.          Interests of Named Experts and Counsel

                 None.

Item 6.          Indemnification of Directors and Officers

                 Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

                 In accordance with the Delaware Law, the Restated Certificate of Incorporation of the Company contains a provision to limit the personal liability of the directors for violations of their fiduciary duty. This provision eliminates each director's liability to the Company or its respective stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

                 Subsection (b) of Article EIGHTH of the Company's Restated Certificate of Incorporation provides for indemnification of directors and officers, in pertinent part, as follows:

                 "(b) The Corporation shall indemnify, to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a Director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to be taken or omitted in such capacity, and may to the same extent indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding or any appeal therefrom."

                 Article VI of the Amended By-laws of the Company provides for indemnification of directors and officers as follows:

                 "Section 6.1. Nature of Indemnity. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to become a Director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful; except that in the case of an action or suit by or in the right of the Corporation to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper."

                 "The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful."

                 "Section 6.2. Successful Defense. To the extent that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 6.1 hereof or in defense of any claim, issue or matter therein, he shall be indemnified against expenses

(including attorneys' fees) actually and reasonably incurred by him in connection therewith."

                 "Section 6.3. Determination that Indemnification is Proper. Any indemnification of a Director or officer of the Corporation under Section
6.1 hereof (unless ordered by a court) shall be made by the Corporation unless a determination is made that indemnification of the Director or officer is not proper in the circumstances because he has not met the applicable standard of conduct set forth in Section 6.1 hereof. Any indemnification of any employee or agent of the Corporation under Section 6.1 hereof (unless ordered by a court) may be made by the Corporation upon a determination that indemnification of the employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 6.1 hereof. Any such determination shall be made (1) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or
(2) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders."

                 "Section 6.4. Advance Payment of Expenses. Expenses (including attorneys' fees) incurred by a Director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. The Board of Directors may authorize the Corporation's counsel to represent such Director, officer, employee or agent in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding."

                 "Section 6.7. Insurance. The Corporation shall purchase and maintain insurance on behalf of any person who is or was or has agreed to become a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire Board of Directors."

Item 7.          Exemption from Registration Claimed

                 Not applicable.

Item 8.          Exhibits

                 An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is set forth immediately following the signature page to this Registration Statement.

Item 9.          Undertakings

                 (a)  The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"), unless the information is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, unless the information is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 (b) Subsequent Exchange Act Documents. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


                 The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Piscataway, State of New Jersey on the 27th day of September, 1995.

                                     AMERICAN STANDARD COMPANIES INC.



                                           By: /s/ Emmanuel A. Kampouris
                                              --------------------------
                                              Emmanuel A. Kampouris
                                              Chairman, President and
                                              Chief Executive Officer


                 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their stated capacities on September 27, 1995.

 Signatures                                         Title
 ----------                                         -----
 /s/  Emmanuel A. Kampouris                         Chairman, President and Chief
 ----------------------------                       Executive Officer, Director;
 Emmanuel A Kampouris                               Principal Executive Officer


 /s/ Fred A. Allardyce                              Vice President and Chief
 ------------------------------                     Financial Officer; Principal
 Fred A. Allardyce                                  Financial Officer

 /s/ G. Ronald Simon                                Vice President and Controller;
 ----------------------------                       Principal Accounting Officer
 G. Ronald Simon

              *                                     Director
 ----------------------------
 Steven E. Anderson

              *                                     Director
 ----------------------------
 Horst Hinrichs

              *                                     Director
 ----------------------------
 George H. Kerckhove

              *                                     Director
 ----------------------------
 Shigeru Mizushima

              *                                     Director
 -----------------------------
 Frank T. Nickell

              *                                     Director
 ----------------------------
 Roger W. Parsons

              *                                     Director
 ----------------------------
 J. Danforth Quayle

              *                                     Director
 ----------------------------
 David M. Roderick

              *                                     Director
 ----------------------------
 John Rutledge

              *                                     Director
 ----------------------------
 Joseph S. Schuchert


 * By:/s/ Richard A. Kalaher
      -----------------------
      Richard A. Kalaher
      Attorney-in-Fact

                               Index to Exhibits


Exhibit No.                Description of Exhibit
----------               ----------------------------
4(i)         Form of Common Stock Certificate; previously filed as Exhibit
             4(i) in Amendment No. 3 to Registration Statement No. 33-56409
             of the Company under the Securities Act of 1933, as amended, filed January 31, 1995, and herein incorporated by reference.

4(ii)        Indenture, dated as of November 1, 1986, between American Standard
             Inc. and Manufacturers Hanover Trust Company, Trustee, including the form of 9 1/4% Sinking Fund Debenture Due 2016 issued pursuant thereto on December 9, 1986, in the aggregate principal amount of $150,000,000; previously filed as Exhibit (4)(iii) by American
             Standard Inc. in its Form 10-K for the fiscal year ended December
             31, 1986, and herein incorporated by reference.

4(iii) Instrument of Resignation, Appointment and Acceptance, dated as of September 25, 1988 among American Standard Inc., Manufacturers
             Hanover Trust Company (the "Resigning Trustee") and Wilmington Trust
             Company (the "Successor Trustee"), relating to resignation of the Resigning Trustee and appointment of the Successor Trustee, under the Indenture described in (4)(ii) above; previously filed as Exhibit (4)(ii) in Registration Statement No. 33-64450 of
             American Standard Inc. under the Securities Act of 1933, as amended, and herein incorporated by reference.

4(iv)        Indenture dated as of May 15, 1992, between American Standard Inc. and
             First Trust National Association, Trustee, relating to American
             Standard Inc.'s 10 7/8% Senior Notes due 1999, in the aggregate principal amount of $150,000,000; previously filed as Exhibit
             (4)(i) by American Standard Inc. in its Form

             10-Q for the quarter ended June 30, 1992, and herein incorporated by reference.

4(v) Form of 10 7/8% Senior Notes due 1999 included as Exhibit A to the Indenture described in (4)(iv) above.

4(vi)        Indenture dated as of May 15, 1992, between American Standard Inc.
             and First Trust National Association, Trustee, relating to American
             Standard Inc.'s 11 3/8% Senior Debentures due 2004, in the aggregate principal amount of $250,000,000; previously filed as Exhibit (4)(iii)
             by American Standard Inc. in its Form 10-Q for the quarter ended
             June 30, 1992, and herein incorporated by reference.

4(vii)       Form of 11 3/8% Senior Debentures due 2004 as Exhibit A to the Indenture
             described in (4)(vi) above.

4(viii)      Form of Indenture, dated as of June 1, 1993, between American
             Standard Inc. and United States Trust Company of New York, as Trustee,
             relating to American Standard Inc.'s 9 7/8% Senior Subordinated Notes
             Due 2001; previously filed as Exhibit (4)(xxxi) in Amendment No.
             1 to Registration Statement No. 33-61130 of American Standard Inc.
             under the Securities Act of 1933, as amended, and herein incorporated by reference.

4(ix)        Form of Note evidencing the 9 7/8% Senior Subordinated Notes Due
             2001 included as Exhibit A to the Form of Indenture referred to in (4)(viii) above.

4(x)         Form of Indenture, dated as of June 1, 1993, between American
             Standard Inc. and United States Trust Company of New York, as
             Trustee, relating to American Standard Inc.'s 10 1/2% Senior
             Subordinated Discount Debentures Due 2005; previously filed as
             Exhibit (4)(xxxiii) in Amendment No. 1 to Registration Statement


             No. 33-61130 of American Standard Inc. under the Securities Act of
             1933, as amended, and herein incorporated by reference.

4(xi)        Form of Debenture evidencing the 10 1/2% Senior Subordinated Discount
             Debentures Due 2005 included as Exhibit A to the Form of Indenture referred to in 4(x) above.

4(xii)       Assignment and Amendment Agreement dated as of February 9, 1995, among the Company, American Standard Inc., certain subsidiaries of American
             Standard Inc., and the financial institutions listed in Schedule I thereto
             (the Original Lenders); the financial institutions listed in Schedule
             II thereto (the Continuing Lenders), including Chemical Bank as Administrative
             Agent for the Original Lenders and Continuing Lenders and as
             Collateral Agent for the Original Lenders and Continuing Lenders;
             previously filed as Exhibit (4)(xvi) by the Company in its Form
             10-K for the fiscal year ended December 31, 1994, and herein incorporated by reference.

4(xiii)      Amended and Restated Credit Agreement, dated as of February 9, 1995, among the Company, American Standard Inc., certain subsidiaries of
             American Standard Inc., and the lending institutions listed therein, Chemical
             Bank, as Administrative Agent; Citibank, N.A. and NationsBanks, N.A.
             (Carolinas), as Senior Managing Agents; Bank of America Illinois, The
             Bank of Nova Scotia, Bankers Trust Company, The Chase Manhattan Bank,
             N.A., Compagnie Financiere de CIC et de L'Union Europeenne, Credit Suisse,
             Deutsche Bank AG, The Industrial Bank of Japan Trust Company, The Long-Term
             Credit Bank of Japan, Limited and The Sumitomo Bank, Ltd., as Managing
             Agents; and The Bank of New York, Canadian Imperial Bank of Commerce,
             The Fuji Bank, Limited and The Sanwa Bank Limited, as Co-Agents,
             with exhibits but without schedules; previously filed as Exhibit (4)(xvii)
             by the Company in

             its Form 10-K for the fiscal year ended December 31, 1994 (Schedules
             I, II, and III previously filed by the Company in its Form 10-Q for the quarter ended March 31, 1995), and herein incorporated by reference.

4(xiv)       Credit Documents Amendment Agreement dated as of February 9, 1995, among the Company, American Standard Inc., certain domestic and foreign subsidiaries of the American Standard Inc. and Chemical Bank, as Administrative
             Agent and as Collateral Agent for the Lenders under the Amended and
             Restated Credit Agreement dated as of February 9, 1995, described in
             Exhibit (4)(xiii) above; previously filed as Exhibit (4)(xviii) by the
             Company in its Form 10-K for the fiscal year ended December 31, 1994, and herein incorporated by reference.

4(xv)        First Amendment, dated as of March 15, 1995, to the Amended and Restated
             Credit Agreement referred to in 4(xiii) above; previously filed as
             Exhibit 4(vi) by the Company in its Form 10-Q for the quarter ended
             March 31, 1995, and herein incorporated by reference.

4(xvi)       Amended and Restated Stockholders Agreement, dated as of December 2,
             1994, among the Company, Kelso ASI Partners, L.P., and the Management
             Stockholders named therein; previously filed as Exhibit (4)(xxi) in Amendment No. 1 to Registration Statement No. 33-56409 of the
             Company under the Securities Act of 1933, as amended, and herein incorporated by reference.

4(xvii)      Rights Agreement, dated as of January 5, 1995 between the Company and Citibank, N.A. as Rights Agent; previously filed as Exhibit (4)(xxv)
             by the Company in its Form 10-K for the fiscal year ended December 31,
             1994, and herein incorporated by reference.

5 Opinion of Richard A. Kalaher, Esq. regarding the legality of the securities being issued.

23(i)        Consent of Ernst & Young LLP.

23(ii) Consent of Richard A. Kalaher, Esq. (included in the Opinion filed as Exhibit 5).

24           Powers of Attorney.

99           American Standard Companies Inc. Stock Incentive Plan; previously filed as Exhibit (10)(xx) in Amendment No. 3 to Registration No. 33-56409
             of the Company under the Securities Act of 1934, as amended, filed January
             5, 1995 and herein incorporated by reference.